Exhibit 8.2

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

February 23, 2017

Seventy Seven Energy Inc.

777 NW 63 Street

Oklahoma City, OK 73116

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Patterson-UTI Energy, Inc., a Delaware corporation (“Patterson-UTI”), including the joint proxy statement/prospectus forming a part thereof, relating to the proposed merger of Pyramid Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Patterson-UTI, with and into Seventy Seven Energy Inc., a Delaware corporation (the “Merger”).

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz